Exhibit (a)(1)(H)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 7, 2013 (the “Offer to Purchase”), and the related Letter of Transmittal for Shares and Letter of Transmittal for Employee Restricted Shares (collectively, the “Letters of Transmittal”) and any amendments or supplements to the Offer to Purchase or Letters of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Buckeye Technologies Inc.

at

$37.50 Net Per Share

by

GP Cellulose Group LLC

an indirect wholly-owned subsidiary of

Georgia-Pacific LLC

GP Cellulose Group LLC, a Delaware limited liability company (the “Purchaser”) and an indirect wholly-owned subsidiary of Georgia-Pacific LLC, a Delaware limited liability company (“Georgia-Pacific”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Buckeye Technologies Inc., a Delaware corporation (“Buckeye”), including Shares subject to forfeiture restrictions, repurchase rights or other restrictions under Buckeye’s equity plans (“Restricted Shares”), at a price of $37.50 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letters of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). Tendering shareholders whose Shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, which is acting as the depositary in connection with the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letters of Transmittal, transfer taxes on the sale of Shares in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required with respect to Shares (other than Restricted Shares held by current or former employees of Buckeye (the “Employee Restricted Shares”)) unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See the section titled “Important Tax Information” in the Letter of Transmittal for Shares. Shareholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay the fees and expenses incurred in connection with the Offer of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent in connection with the Offer (the “Information Agent”). The Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in Buckeye. Following completion of the Offer, the Purchaser intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 4, 2013, UNLESS THE OFFER IS EXTENDED.

There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares owned of record by Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries or with respect to which Georgia-Pacific, the Purchaser or any of Georgia-Pacific’s wholly-owned subsidiaries has sole voting power, if any, represents at least seventy-five percent (75%) of the Shares outstanding at the expiration of the Offer, determined on a fully diluted basis (the “Minimum Condition”). Pursuant to the Merger Agreement (as defined below), the satisfaction of the Minimum Condition will be determined without counting Shares tendered via guaranteed delivery procedures, unless the Depositary has received all required items on account of such Shares at or prior to the expiration of the Offer. The Offer is also subject to the satisfaction of certain other conditions described in the Offer to Purchase, including, among other conditions, (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or terminated (the “HSR Condition”), and (ii) the receipt of other required governmental approvals or consents (the “Other Governmental Approvals Condition”). See Section 14—“Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 23, 2013 (the “Merger Agreement”), by and among Georgia-Pacific, the Purchaser and Buckeye, under which, after the completion of the Offer and the satisfaction or waiver of all of the conditions to the Merger, the Purchaser will be merged with and into Buckeye, with Buckeye surviving the Merger as an indirect wholly-owned subsidiary of Georgia-Pacific (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by (i) Georgia-Pacific or its subsidiaries, including the Purchaser, (ii) Buckeye or its subsidiaries or (iii) Buckeye shareholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, subject to any withholding of taxes required by applicable law. The Merger Agreement is more fully described in Section 13—“The Merger Agreement; Other Agreements” of the Offer to Purchase.

The board of directors of Buckeye unanimously: (i) determined that it is advisable, fair and in the best interests of Buckeye to enter into the Merger Agreement, (ii) determined that the terms of the Merger Agreement, including the Offer, the Top-Up Option (as defined in the Offer to Purchase) and the Merger, are fair to, and in the best interests of, Buckeye and its shareholders, and are approved and declared advisable, (iii) authorized the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Top-Up Option and the Merger, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares to the Purchaser in the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if required by applicable law.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders (other than holders tendering Employee Restricted Shares). Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser’s obligation to make such payment shall be satisfied, and those tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Payment for Employee Restricted Shares will be transmitted to Buckeye, who will then distribute such funds through its payroll system, reduced by the amount of any applicable income and employment tax withholding due and not previously withheld with respect to such Employee Restricted Shares. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of (a) for certificated Shares, the certificates for such Shares together with the Letter of Transmittal for Shares or the Letter of Transmittal for Employee Restricted Shares, as applicable (or, in either case, a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal for Shares or the Letter of Transmittal for Employee Restricted Shares, (b) in the case of a transfer of unrestricted Shares effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, a timely transfer of the Shares through book-entry transfer, as applicable, into the Depositary’s account at The Depository Trust Company (the “Book Entry Transfer Facility”) and the Letter of Transmittal for Shares (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal for Shares, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, (c) for uncertificated Employee Restricted Shares, the Letter of Transmittal for Employee Restricted Shares (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal for Employee Restricted Shares and (d) for uncertificated Restricted Shares held by shareholders who are not current or former employees of Buckeye, the Letter of Transmittal for Shares (or a manually signed facsimile thereof), properly completed and duly executed, and any other documents required by the Letter of Transmittal for Shares.

Subject to the terms of the Merger Agreement, the Purchaser may, at any time and from time to time before the expiration of the Offer, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of Buckeye, the Purchaser may not (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the maximum number of Shares to be purchased in the Offer; (iv) amend, modify or waive the Minimum Condition; (v) amend any of the conditions to the Offer described in Section 14—“Conditions of the Offer” of the Offer to Purchase in a manner adverse to Buckeye’s shareholders; (vi) impose conditions to the Offer other than or in addition to the conditions described in Section 14—“Conditions of the Offer” of the Offer to Purchase; (vii) except as permitted pursuant to the Merger Agreement, terminate, accelerate, extend or otherwise modify or amend the expiration of the Offer; or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to Buckeye’s shareholders.

Subject to the terms of the Merger Agreement and applicable law, the Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. The Purchaser will extend the Offer (i) to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the Securities and Exchange Commission or its staff, (ii) for one or more periods of up to 20 business days each until, and including, July 22, 2013, if at the expiration of the Offer any of the conditions of the Offer have not been satisfied, and (iii) for one or more periods of up to 20 business days each until, and including, February 24, 2014, if at the expiration date of the Offer any of the conditions to the Offer have not been satisfied or waived by the Purchaser and, on July 22, 2013, all of the conditions to the Offer (excluding the Minimum Condition, the condition related to the existence of any lawsuit by any governmental entity seeking to restrain or prohibit the completion of the Offer or the Merger under any competition law and the delivery of an officer’s certificate by Buckeye) have been satisfied or waived by the Purchaser, other than the HSR Condition and/or the Other Governmental Approvals Condition. However, if on or prior to the expiration of the Offer, Georgia-Pacific, the Purchaser or Buckeye receives a formal request for additional information and documentary materials issued pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, from the relevant governmental entity or a “Phase II” or similar request from the relevant governmental entities in Germany, Spain, Ukraine, or any other governmental entity required under applicable law to complete the Offer and the Merger, the Purchaser may elect not to extend the Offer. If the Purchaser elects not to extend the Offer in these circumstances, the Purchaser is obligated to terminate the Offer, Georgia-Pacific, the Purchaser and Buckeye have agreed to seek to complete the Merger using a “long-form” merger structure and Buckeye has agreed to hold a special meeting of its shareholders to consider and vote on the adoption of the Merger Agreement. See Section 1—“Terms of the Offer” of the Offer to Purchase for additional information about the Purchaser’s obligations to extend the Offer and Section 15—“Certain Legal Matters—Antitrust Matters” of the Offer to Purchase for additional information regarding applicable antitrust and competition laws.

If, at the expiration of the Offer, all of the conditions of the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if the Purchaser does not hold, in the aggregate and after giving effect to the Top-Up Option, at least 90% of the outstanding Shares to permit the Purchaser to complete the Merger under the “short-form” merger provisions of the General Corporation Law of Delaware, then the Purchaser is permitted to, and if requested by Buckeye is required to, provide a subsequent offering period (and one or more extensions thereof) of at least three, but no more than five, business days each (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on the current capitalization of Buckeye, the Purchaser expects that if the Minimum Condition is satisfied and the Offer is completed, the Purchaser is likely to be able to complete a “short-form” merger.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the expiration of the Offer and, unless already accepted for payment by the Purchaser in the Offer, may also be withdrawn at any time after July 6, 2013. No withdrawal rights will apply during any Subsequent Offering Period with respect to Shares tendered in the Offer and previously accepted for payment or tendered in the Subsequent Offering Period. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase any time before the expiration of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser.

The receipt of cash in exchange for unrestricted Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Shareholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the exchange of Restricted Shares, the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. shareholders, see Section 5—“Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Buckeye has agreed to provide the Purchaser with Buckeye’s shareholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letters of Transmittal will be mailed by or on behalf of the Purchaser to record holders of Shares and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letters of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers as set forth below. Requests for copies of the Offer to Purchase, Letters of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

105 Madison Avenue, New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com

May 7, 2013